Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

MP Mine Operations LLC:

We consent to the use of our report dated August 14, 2020, with respect to the balance sheets of MP Mine Operations LLC as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes included herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4 and related proxy/consent solicitation/prospectus.

/s/ KPMG LLP

Denver, Colorado

August 26, 2020